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                                                                    Exhibit 5.01


                               LOCK UP AGREEMENT

The Undersigned Shareholder, for itself and its successors and assigns, in consideration of the exchange of all issued and outstanding shares of common stock of Chalon International of Hawaii, Inc., into an aggregate of 2,000,000 shares of common stock of Surety Holdings Corp., a Delaware corporation ("Surety"), pursuant to Section 1.11 of that certain Agreement and Plan of Merger and Reorganization by and between the Surety Holdings Corp., Chalon Acquisition Corp. and Chalon International of Hawaii, Inc., dated September, 1999 (the "Merger Agreement"), hereby agrees not to pledge, hypothecate, assign or sell the aforementioned shares of Surety common stock for a period of five (5) years from the effective date of the merger, without the prior written consent of Surety.



                              Chalon Corp.



                              By: /s/ Shoichi Kamon
                                  ----------------